Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Commvault Systems, Inc. Omnibus Incentive Plan of our reports dated May 2, 2019, with respect to the consolidated financial statements and schedule of Commvault Systems, Inc. and the effectiveness of internal control over financial reporting of Commvault Systems, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Iselin, New Jersey
October 30 2019